FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2014 RESULTS

EPS of $0.83 up 69% year-over-year

CRANBURY, New Jersey – (October 27, 2014) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the third quarter 2014.

Third Quarter Results

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Net sales for the third quarter 2014 of $209 million were down 5% compared to the third quarter 2013. Specialty Phosphates sales declined 4% year-over-year due in part to supply shortages of Purified Phosphoric Acid (PPA) in the US and Canada, which was resolved in the second half of October, and continued soft market conditions.

•
US/Canada Specialty Phosphates sales of $147 million were down 4% compared to the prior year quarter, which was primarily driven by a 14% year-over-year decline in PPA volumes. The lower volumes were caused by reduced product availability from the Company’s phosphoric acid supplier which was unable to keep to a normal PPA shipment pace out of one facility and experienced an extended maintenance outage at its Merchant Grade Acid (MGA) facility that supplies our Geismar PPA plant.

•	Mexico Specialty Phosphates sales of $43 million declined 4% compared to the year ago period primarily due to lower prices.

•	GTSP & Other sales of $19 million were down 15% versus the prior year quarter on 11% lower volumes and 4% lower prices.

•	Diluted EPS for the third quarter 2014 was $0.83. This compares to $0.49 diluted EPS, or $0.56 after giving effect to the prior year adjustments previously disclosed, for the third quarter 2013.

Randy Gress, CEO of Innophos, commented, "The third quarter proved to be challenging due to the lack of availability of PPA which led to lower sales. Our US phosphoric acid supplier was plagued by an extended maintenance outage and was unable to keep pace with normal shipments. We continued to see pockets of growth in our Specialty Phosphates business with record volumes for INNOVALT® and strong demand for Cal-Rise®, which doubled its year-over-year volume during the third quarter. In addition, we remain focused on operational excellence throughout our business and are pleased to report that margins came in at the high-end of our full year projections on the strength of our product mix.”

Mr. Gress concluded, “This also translated into another quarter of strong cash generation, which we used to return value to our shareholders. More specifically, we repurchased 138,000 shares in the third quarter and continued with another 135,000 shares in October as part of our previously announced share repurchase program. Based on our year-to-date performance, as well as the previously noted challenges in the US markets and tight PPA availability that was not resolved until late October, we expect Specialty Phosphates full year 2014 volumes to decline 1-2% compared to full year 2013. In addition, we expect our full year 2014 results to be at the low end of the targeted 14-15% operating income margin range for Specialty Phosphates.”

Segment Results – third quarter 2014 versus third quarter 2013

Specialty Phosphates

Specialty Phosphates sales were down 4% year-over-year, with volumes down 3% and prices down 1%. The volume decline was primarily attributed to the US/Canada business, whereas the price decline was mostly in the Mexico business.

Operating income of $29 million was up $5 million year-over-year, despite the noted volume and price declines. Operating income margin for the third quarter 2014 was 16%, up 320 basis points against the prior year period.

US/Canada

Sales were 4% lower than the prior year period on lower volumes primarily due to a 14% decline in PPA volumes, as previously noted. Specialty Ingredients volumes were also down 2% due to order patterns on ammonium phosphates for the fire-fighting market, continued softness in the nutrition business and lower sales of less differentiated products for the baking market which, when combined, more than offset record volumes for the INNOVALT® asphalt business and strong demand for Cal-Rise®.

Operating income of $23 million was up $2 million year-over-year due to improved product mix. Operating income margin was 16% for the third quarter 2014, up 200 basis points compared to the prior year.

Mexico

Mexico Specialty Phosphates sales decreased 4% compared to third quarter 2013 on lower prices due to increased competition in the Latin American export markets.

Operating income in the third quarter 2014 of $6 million was up $3 million year-over-year with planned maintenance outage costs $3 million lower than the prior year. Operating income margin was 14% for the third quarter 2014, up 710 basis points versus the year ago quarter.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) were down $3 million in the third quarter 2014 compared to the year ago period on 11% lower volumes and 4% lower selling prices.

The third quarter 2014 operating income of $1 million was $5 million higher than the prior year quarter. $2 million of this improvement came from a 2013 lower of cost or market reserve and $1 million came from lower planned maintenance outage costs in 2014. Operating income margins were 5% for the third quarter 2014 compared to (17)% for the third quarter 2013.

Recent Trends and Outlook

Specialty Phosphates volumes were down 3% in the third quarter 2014 compared to the prior year period due to the previously mentioned reduced US/Canada PPA availability as well as lower demand and order patterns in certain US markets as noted earlier. These shortfalls overshadowed a record quarter for INNOVALT® sales for asphalt markets which were up 40% year-over-year for the third quarter, and up 17% year-to-date, following the extension of the Federal Transportation Fund. Export sales were essentially flat year-over-year, as a 22% improvement in Europe, Middle East and Africa and modest growth in Asia Pacific was nearly offset by declines in Latin America. As a result of the noted challenges in the US markets, tight PPA availability that was not resolved until late October, as well as our year-to-date performance, our expectation for Specialty Phosphates full year 2014 volumes is now a decline of 1-2% compared to full year 2013.

Specialty Phosphates operating income margins were 16% for the third quarter 2014, above the high end of the full year expected range, due to improved product mix and profitability levels in both US/Canada and Mexico. However, we expect our full year 2014 results to be at the low end of the targeted 14-15% operating income margin range for Specialty Phosphates. Fourth quarter margins are expected to be in the 11-12% range due to lower sequential and year-over-year sales volumes along with approximately $5 million of higher third quarter 2014 inventory costs, caused by increased raw material prices and lower production rates, that will hit earnings in the fourth quarter 2014.

Fertilizer market prices remained fairly stable during the third quarter 2014, but decreased approximately 5% in early October and decreased another 5-10% in late October. Market phosphate rock prices were fairly stable sequentially in the third quarter 2014 and are expected to remain stable for the fourth quarter. Sulfur market prices increased approximately 25% in the third quarter 2014, but decreased 5% in the fourth quarter 2014.

GTSP & Other recorded $1 million operating income for the third quarter 2014 as expected. Given recent selling price movements and the fact that the fourth quarter is seasonally weak for fertilizers,

we expect to record somewhere between break-even and a $1 million operating loss in this segment for the fourth quarter 2014.

Net debt decreased sequentially by $17 million in the third quarter 2014 to $83 million due to lower working capital. Innophos spent $8 million to repurchase 138,000 shares during the third quarter 2014 and another $7.4 million in October to repurchase 135,000 shares.

Capital Expenditures
Capital expenditures were $7 million in the third quarter and $21 million for year-to-date September 2014. Approximately three-quarters of the year-to-date spending was for maintenance and the remaining 25% was for strategic growth initiatives. The majority of the strategic growth investments were focused on capacity expansions at Nashville as well as on improving capabilities, yields and capacity at Coatzacoalcos. Our expectation for 2014 capital expenditures is now in the $30-35 million range.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com.
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong
investor.relations@innophos.com         (312) 553-6707

Conference Call Details

The conference call is scheduled for Tuesday, October 28, 2014 at 10:00 am ET and can be accessed by dialing 1-800-446-2782 (U.S.) or 1-847-413-3235 (international) and entering passcode 38304060. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on October 28 and 1:00 pm ET on November 11, 2014. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 3830 4060#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended September 30,
	2014	2013

Net sales	$208,815	$219,993
Cost of goods sold	157,852	181,288
Gross profit	50,963	38,705
Operating expenses:
Selling, general and administrative	19,419	17,156
Research & development expenses	1,168	828
Total operating expenses	20,587	17,984
Operating income	30,376	20,721
Interest expense, net	1,089	1,709
Foreign exchange loss (gain)	1,804	674
Income before income taxes	27,483	18,338
Provision for income taxes	9,163	7,398
Net income	$18,320	$10,940

Diluted Earnings Per Participating Share	$0.83	$0.49
Diluted weighted average participating shares outstanding:	22,128,143	22,323,705
Dividends paid per share of common stock	$0.48	$0.35
Dividends declared per share of common stock	$0.48	$0.35

Segment Reporting – Third Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended September 30,		Net Sales
	2014	2013	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$147,220	$153,588	(4.1)%
Specialty Phosphates Mexico	43,075	44,712	(3.7)%
Total Specialty Phosphates	190,295	198,300	(4.0)%
GTSP & Other	18,520	21,693	(14.6)%
Total	$208,815	$219,993	(5.1)%

Segment Operating Income
Specialty Phosphates US & Canada	$23,603	$21,482
Specialty Phosphates Mexico	5,904	2,964
Total Specialty Phosphates	29,507	24,446
GTSP & Other	869	(3,725)
Total	$30,376	$20,721

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	16.0%	14.0%
Specialty Phosphates Mexico	13.7%	6.6%
Total Specialty Phosphates	15.5%	12.3%
GTSP & Other	4.7%	(17.2)%
Total	14.5%	9.4%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,483	$6,967
Specialty Phosphates Mexico	2,156	1,740
Total Specialty Phosphates	8,639	8,707
GTSP & Other	605	236
Total	$9,244	$8,943

Price / Volume – Third Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended September 30, 2014 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(0.2)%	(3.9)%	(4.1)%
Specialty Phosphates Mexico	(3.3)%	(0.4)%	(3.7)%
Total Specialty Phosphates	(0.9)%	(3.1)%	(4.0)%
GTSP & Other	(4.2)%	(10.4)%	(14.6)%
Total	(1.2)%	(3.9)%	(5.1)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(0.5)%	(2.6)%	(3.1)%
Food & Technical Grade PPA	(3.1)%	(4.8)%	(7.9)%
STPP & Detergent Grade PPA	0.2%	(3.7)%	(3.5)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows provided from operating activities
Net income	$53,133	$34,910
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	26,643	27,794
Amortization of deferred financing charges	393	425
Deferred income tax (benefit) provision	(71)	610
Share-based compensation	2,688	1,766
Changes in assets and liabilities:
Increase in accounts receivable	(6,265)	(5,197)
Decrease in inventories	17,741	5,008
Decrease in other current assets	2,766	17,211
Increase in accounts payable	4,583	7,079
Increase (decrease) in other current liabilities	7,120	(16,226)
Changes in other long-term assets and liabilities	1,408	650
Net cash provided from operating activities	110,139	74,030
Cash flows used for investing activities:
Capital expenditures	(21,000)	(30,333)
Acquisition of intangible assets	(294)	—
Net cash used for investing activities	(21,294)	(30,333)
Cash flows used for financing activities:
Proceeds from exercise of stock options	159	500
Long-term debt borrowings	—	28,000
Long-term debt repayments	(35,003)	(42,000)
Excess tax benefits from exercise of stock options	814	1,877
Common stock repurchases	(14,384)	(70)
Dividends paid	(28,022)	(23,020)
Net cash used for financing activities	(76,436)	(34,713)
Net change in cash	12,409	8,984
Cash and cash equivalents at beginning of period	32,755	26,815
Cash and cash equivalents at end of period	$45,164	$35,799

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$45,164	$32,755
Accounts receivable, net	94,699	88,434
Inventories	163,726	181,467
Other current assets	78,361	81,961
Total current assets	381,950	384,617
Property, plant and equipment, net	199,976	201,985
Goodwill	84,373	84,373
Intangibles and other assets, net	71,373	74,691
Total assets	$737,672	$745,666
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,003	$4,002
Accounts payable, trade and other	43,300	38,717
Other current liabilities	41,733	34,613
Total current liabilities	89,036	77,332
Long-term debt	124,003	159,007
Other long-term liabilities	46,738	45,908
Total stockholders’ equity	477,895	463,419
Total liabilities and stockholders’ equity	$737,672	$745,666

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.